UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2010
AMERICAN ITALIAN PASTA COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-13403	84-1032638

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1251 N.W. Briarcliff Parkway, Suite 500, Kansas City, Missouri	64116

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (816) 584-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
     American Italian Pasta Company (the “Company”), Ralcorp Holdings, Inc. (“Parent”), and Excelsior Acquisition Co., a wholly owned subsidiary of Parent (“Purchaser”) are parties to that certain Agreement and Plan of Merger dated as of June 20, 2010 (the “Merger Agreement”), pursuant to which Purchaser, on June 24, 2010, commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s Class A Convertible Common Stock, par value $0.001 per share (the “Shares”), for $53.00 per Share, to the sellers thereof in cash (the “Offer Price”) without interest thereon, and less any required withholding taxes.
     Following the completion of the Offer, and if necessary, the exercise of the Top-Up Option (as defined in the Merger Agreement) and upon satisfaction or waiver of certain conditions, the parties will complete a short-form merger (the “Merger”) under Delaware law, in which Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation and wholly owned subsidiary of Parent.
     On July 15, 2010, in connection with the settlement of certain litigation as described in Item 8.01 below, the parties to the Merger Agreement entered into an Amendment to Agreement and Plan of Merger (the “Amendment”).
     The Amendment provides that: (i) the Top-Up Option, the Top-Up Option Shares and any promissory note given by Purchaser to AIPC as consideration for the Top-Up Option Shares (the “Promissory Note”) will not be considered in the determination of fair value in any appraisal action pursuant to Delaware law; (ii) Purchaser will pay the par value of the Top-Up Shares in cash; (iii) the Top-Up Option may be exercised only one time and only if at the time of exercise Purchaser owns 60% or more of the total shares outstanding and, after exercise, Purchaser owns either one share more than 90% of the number of shares of capital stock outstanding or all additional unissued shares the Company is authorized to issue under its certificate of incorporation; and (iv) any Top-Up Notice must be delivered to the Company no later than five business days after the close of the Offer or if any subsequent offering period is provided, no later than five business days after the close of the subsequent offering period. Additionally, the Amendment provides that following the Acceptance Time, Purchaser and Parent will not propose any amendment to the Merger Agreement that would reduce the merger consideration, and any amendment reducing the merger consideration must be unanimously approved by the committee of Continuing Directors (as defined in the Merger Agreement) and any other amendment to the Merger Agreement must be approved by a majority of such committee.
     The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment attached as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 8.01. Other Events.
     On July 12, 2010, the parties to In Re American Italian Pasta Company Shareholder Litigation, Consolidated C.A. No. 5610-VCN (the “Consolidated Action”) executed a Memorandum of Understanding (the “Memorandum”) reflecting their agreement to settle the class action claims asserted in the Consolidated Action on the terms and conditions set forth in the Memorandum and subject to the approval of the Court of Chancery of the State of Delaware (the “Court”).
     Pursuant to the Memorandum, the Company, Parent and Purchaser agreed to enter into the Amendment as described in Item 1.01 above. Additionally, the Company, Parent and Purchaser agreed to make certain additional disclosures regarding the Amendment, the Merger Agreement and the Offer in AIPC’s Amendment No. 4 to Schedule 14D-9 and the Parent and Purchaser’s Amendment No. 4 to Schedule TO, each as filed with Securities and Exchange Commission on July 16, 2010.
     The Memorandum provides that the parties will present to the Court a Stipulation of Settlement and any other necessary documents to obtain prompt approval by the Court of the settlement and the dismissal with prejudice of the Consolidated Action. The Memorandum further provides that the Stipulation of Settlement will include a release by the plaintiffs and class members of all claims against all defendants.
     On July 15, 2010, the Circuit Court of Jackson County, Missouri stayed the class action lawsuit filed by John Foley on June 21, 2010 alleging certain breaches of the fiduciary duties by the directors of the Company and the aiding and abetting of such breaches by Parent and seeking to enjoin the Offer and the Merger. Also on July 15, 2010, the Circuit Court of Jackson County, Missouri denied the request of the plaintiffs in the class action lawsuit filed by Adriana Apolito-Bevis on June 29, 2010 for a temporary restraining order to enjoin the closing of the Offer.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of July 15, 2010, by and among American Italian Pasta Company, a Delaware corporation, Ralcorp Holdings, Inc., a Missouri corporation, and Excelsior Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Ralcorp Holdings, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2010	AMERICAN ITALIAN PASTA COMPANY

	By:	/s/ Paul R. Geist

Paul R. Geist
Executive Vice President and Chief Financial Officer

Exhibits

Exhibit No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of July 15, 2010, by and among American Italian Pasta Company, a Delaware corporation, Ralcorp Holdings, Inc., a Missouri corporation, and Excelsior Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Ralcorp Holdings, Inc.